Exhibit 10.26
Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of April 16, 2012, by and between Hi-Crush Proppants LLC, a Delaware limited liability company (the “Company”) and Mark Skolos (the “Employee”).
Whereas, the Company will employ Employee in the capacity, for the period and on the terms and conditions set forth herein in consideration of the premises and mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
1.EMPLOYMENT AND DUTIES. The Company hereby employs Employee, and Employee hereby accepts such employment, in the capacity of General Counsel of the Company to act in accordance with the terms and conditions hereinafter set forth. During the term of this Agreement, Employee agrees that this position will be his full-time employment, and that he will devote all of his business time, attention and skills to the successful continuation of the business heretofore conducted by the Company, and that he will perform such duties, functions, responsibilities and authority in connection with the foregoing as are from time to time delegated to Employee by the Chief Executive Officer (the “CEO”) or Board of Directors of the Company (the “Board”) consistent with the duties associated with his position. Employee further agrees to conduct himself professionally, consistent with the highest standards of decorum and judgment. For the duration of his employment, Employee agrees that all business opportunities which might be served by the Company or any of its affiliates will be brought exclusively to the attention of the Company. The provisions of this Section 1 shall not prohibit the Employee from (a) making investments in entities that are publicly owned and in which the Employee owns no more than two percent of the outstanding stock thereof or make investments in such other entities and in such amounts, (b) serving on the Board of Directors of any other entity, as may be approved in advance by the Board or the CEO, or (c) devoting reasonable time and energies to charitable and civic activities, provided such activities do not materially interfere with the performance of the Employee’s duties hereunder.
2.TERM. The term of this Agreement shall commence on the date first written above (the “Effective Date”) and shall end on the first anniversary of the Effective Date. Unless either party gives at least 60 days’ notice prior to the expiration or the term set forth in the preceding sentence or the then effective renewal term, the term of this Agreement shall automatically be extended for consecutive one-year periods. The term of this Agreement as determined in this Section 2 (including any renewal term in accordance with the immediately preceding sentence) shall be referred to herein as the “Term.”
3.COMPENSATION. In consideration of the services to be rendered by Employee to the Company hereunder, the Company hereby agrees to pay or otherwise provide Employee the following compensation and benefits, it being understood that the Company shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld therefrom under any provision of applicable law (including but not limited to Social Security payments, income tax withholding and other required deductions now in effect or which may become effective by law any time during the Term):
(a)Salary. Employee shall receive an annual salary of $190,000 (“Base Salary”) to be paid in accordance with the salary payment practices of the Company.
(b)Performance Bonus Plan. Employee shall be entitled to participate in any performance bonus plans that the Company adopts for the benefit of its senior executives in accordance with the terms and conditions thereof.
(c)Incentive Profits Interest. Employee shall be granted a 0.25% profits interest in the Company or a substantially equivalent alternative incentive interest (the “Profits Interest”), which shall provide for Employee to receive 0.25% of any net distributions by the Company after the capital members receive aggregated distributions from the Company of $521 million, which Profits Interest shall be subject to vesting at the rate of 25% per full year of employment for four years and to Employee becoming a party to and bound by the terms of the Company’s Amended and Restated Limited Liability Company Agreement, as the same may be further amended (the “LLC Agreement”), which shall set forth additional details of such Profits Interest.
(d)Benefit Plans. In addition to the Profits Interest, Employee shall be entitled to participate in any D&O, health, accident, disability and life insurance programs, and any other non-bonus fringe benefit program (including a 401(k) savings plan) that the Company may adopt and implement for the benefit of the Company’s senior executives.

(e)Expenses. Employee shall be entitled to receive reimbursement for all reasonable out-of-pocket expenses incurred by him in connection with the fulfillment of his duties hereunder; provided, however, that Employee has complied with all policies and procedures relating to the reimbursement of such expenses as shall, from time to time, be established by the Company. For the avoidance of doubt, the Company shall reimburse the Employee for membership dues to professional organizations, reasonable expenses associated with maintaining Employee’s law license, including Continuing Legal Education necessary for the maintenance of Employee’s law license, cellular and data coverage plan for Employee’s mobile telephone device, premiums paid by the Employee attributable to “tail” coverage for legal malpractice insurance and reasonable expenses incurred as a result of a request by the Company that the Employee relocate his primary residence, including costs incurred to hire movers and commission paid to a home realtor.
(f)Vacation. During the Term, Employee shall be entitled to take up to four weeks of paid vacation leave per calendar year, so long as the absence of Employee does not interfere in any material respect with the performance of Employee or Employee’s duties hereunder. Employee shall be entitled to roll unused vacation time to successive years and to pay in lieu of vacation to the extent provided for, and in accordance with such policies for unused vacation time that may be established, by the Board with respect to the Company’s executive management.
(g)Indemnity. Employee shall be entitled to indemnification in connection with his employment as set forth in the Company’s Third Amended and Restated Limited Liability Company Agreement.
4.TERMINATION.
(a)Death or Disability. This Agreement shall terminate automatically upon the Employee’s death. If the Company determines in good faith that the Disability of the Employee has occurred (pursuant to the definition of “Disability” set forth below), it may give to the Employee written notice of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employees duties. For purposes of this Agreement, “Disability” means disability which, at least 26 weeks after its commencement, is determined to be total and permanent by a physician reasonably selected by the Company or its insurers.
(b)Cause. The Company may terminate the Employee’s employment for Cause. “Cause” means that, if during the Term of employment, Employee:
(i)engages in any material violation of this Agreement that is not cured, or with respect to which Employee is not diligently pursuing a cure, within 10 days of the Company giving notice to Employee to do so;
(ii)is indicted for any felony or charged with any misdemeanor involving dishonesty such as theft, forgery or fraud, or having been indicted for, or enters a plea of guilty or nolo contendere for any such felony or misdemeanor;
(iii)engages in any act of fraud against, or misappropriation of the assets of, the Company, any of its subsidiaries or any of their employees or properties;
(iv)engages in the intemperate use of alcohol or drugs on a repeated basis in a manner which, in the good faith opinion of the Company’s Board of Directors, is impairing the Employee’s ability to perform his duties or obligations hereunder and such intemperate use thereafter continues in such a manner following written notice thereof to Employee;
(v)engages in conduct giving rise to a claim by another employee of sexual harassment or other conduct that violates Title VII of the 1964 Civil Rights Act, or similar state law, in a manner which would reasonably and customarily require the discharge of an executive employee; or
(vi)engages in conduct giving rise to Legitimate Claims by any persons that the Company or any of its subsidiaries is in violation of any federal, state or local criminal statute or act. The term “Legitimate Claims” shall mean any claims, allegations or assertions which, in the reasonable, good faith opinion of the Board (after a diligent investigation of the facts), have substantial merit.
(c)Notice of Termination. Any termination by the Company for Cause shall be communicated by Notice of Termination to Employee in accordance with Section 11 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that:

(i)indicates the specific termination provision in this Agreement relied upon,
(ii)sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and
(iii)the Date of Termination (as defined below).
(d)Termination Other than for Cause or Disability. The Company may terminate this Agreement without Cause and other than for reasons of death or Disability by providing Employee with three weeks prior written notice.
(e)Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that
(i)if the Employee’s employment is terminated by the Company other than for Cause or Disability or expiration of the Term, the Date of Termination shall be the later of (A) the date that is three weeks after notice is given consistent with Section 4(c) and (B) the date designated as the Date of Termination in the Company’s notice,
(ii)if the Employee’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be, and
(iii)if the Employee’s employment is terminated by reason of Cause or expiration of the Term (subject to the notice provision in Section 2), the Date of Termination shall be the date specified by the Company in the Notice of Termination.
5.OBLIGATIONS OF THE COMPANY UPON TERMINATION.
(a)Death. If the Employee’s employment is terminated by reason of the Employee’s death, this Agreement shall terminate without further obligations to the Employee’s legal representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) in favor of the Employee as of the Date of Termination in accordance with the terms of this Agreement, including, for this purpose:
(i)the Employee’s Base Salary through the Date of Termination at the rate in effect on the Date of Termination or, if higher, at the highest rate in effect at any time from the 90-day period preceding the Effective Date through the Date of Termination (the “Highest Base Salary”),
(ii)a lump sum payout for Employee’s unused, accrued vacation as of the Date of Termination, which shall be (A) the Highest Base Salary, (B) divided by 365, and (C) multiplied by the number of unused, accrued vacation days of Employee as of the Date of Termination, and
(iii)any compensation previously payable to the Employee (together with any accrued interest thereon) and not yet paid by the Company (such amounts specified in clauses (i), (ii) and (iii) are hereinafter referred to as “Accrued Obligations”).
All such Accrued Obligations shall be paid to the employee’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Employee’s family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company to surviving families of employees of the Company under such plans, programs, practices and policies relating to family death benefits, if any, in effect at the time of Employee’s death.

(b)Disability. If the Employee’s employment is terminated by reason of the Employee’s Disability, this Agreement shall terminate without further obligations to the Employee, other than those obligations accrued or earned and vested (if applicable) in favor of the Employee in accordance with the terms of this Agreement as of the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the employee in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Employee shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company to disabled employees or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in accordance with the most favorable plans, programs, practices and policies of the Company in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the employee and the Employees family, as in effect at any time thereafter with respect to other key employees of the Company and their families.
(c)Cause. If Employee’s employment shall be terminated for Cause, the Company’s obligations to the Employee shall terminate other than the obligation to pay to the Employee the Highest Base Salary from the date of Employee’s last paycheck through the Date of Termination, plus reimbursement of unpaid out-of-pocket expenses in accordance with Section 3(e), plus the amount of any compensation previously earned by and payable to Employee in accordance with the terms of this Agreement.
(d)Other Than for Cause or Disability or Upon Expiration of Term. If, during the Term, the Company shall terminate the Employee’s employment other than for Cause, Disability, or Death, all obligations of the Company hereunder shall terminate as of the date of such termination; provided, however, that the Company shall pay Employee a severance payment equal to the remainder of Employee’s Base Salary for the Term, which in no event shall be less than 50% of the Base Salary, payable over the remainder of the Term in installments substantially similar to the Company’s salary payment practices. If the Company shall terminate the Employee’s employment following expiration of the Term, other than for Cause, Disability, or Death, all obligations of the Company hereunder shall terminate at the end of the Term; provided, however, that the Company shall pay Employee a severance payment equal to 50% of the Base Salary, payable over the six months following termination in installments substantially similar to the Company’s salary payment practices. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such severance payments shall not be reduced whether or not Employee obtains other employment. The Company shall have no obligation to pay any severance payment if Employee breaches his obligations under Section 8, 9, or 10 of this Agreement, and the Company’s obligation to pay severance payments, if applicable, hereunder is conditioned upon Employee executing a release of claims against the Company, the form of which release is attached hereto as Exhibit A. Notwithstanding anything to the contrary in this Agreement, following any termination of employment described in the first sentence of this Section 5(d), the Company shall have no liability or obligation for payments to Employee, except accrued but unpaid Base Salary, Accrued Benefits, and the severance payments required in this Section 5(d).
(e)Termination by Employee. If the Employee shall terminate his employment during the Term other than for “Good Reason,” all obligations of the Company shall terminate as of the date of such termination, other than the obligation to pay to the Employee the Highest Base Salary from the date of Employee’s last paycheck through the Date of Termination, plus reimbursement of unpaid out-of-pocket expenses in accordance with Section 3(e), plus the amount of any compensation previously earned by and payable to Employee in accordance with the terms of this Agreement. In the event Employee terminates employment or does not renew the Term of this Agreement for Good Reason, Employee shall be treated as terminated by the Company without Cause for purposes of Section 5(d) above. “Good Reason” means: (i) a material diminution of Employee’s title, authority or duties (provided that changes to lines of reporting shall not be deemed a diminution of title or authority), (ii) a material diminution of Base Salary that is disproportionately greater than reductions in base salary of other members of the Company’s executive management team, or (iii) a material breach of this Agreement by the Company, if such breach is not cured within 10 days of Employee’s delivery to the Company of written notice of such breach. For the avoidance of doubt, a request by the Company for the Employee to permanently relocate his primary residence shall not be considered “Good Reason” as defined herein.
(f)Effect of Termination on Profits Interest. Except as expressly provided in Section 3(b), in the event of any termination of Employee’s employment, the vesting and other rights in respect of the Profits Interest shall be determined under the LLC Agreement.
6.NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company and for which the Employee may qualify. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program.

7.SECTION 409A.
(a)    It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Employee under Section 409A of the United States Internal Revenue Code of 1986, as amended and the regulations thereunder (collectively, the “Section 409A”). The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action deemed necessary or desirable to amend any provision herein to avoid the application of or excise tax under Section 409A. The Company shall consult with Employee in good faith regarding implementation of this Section 7; provided, however, that neither Employer nor its employees or representatives shall have liability to Employee with respect hereto.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(c)    Notwithstanding any other provision herein, (i) if the Company determines that Employee is a “specified employee”, as defined in, and pursuant to, Section 409A(a)(2)(B) and the regulations promulgated thereunder, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Employee, and (B) the date of Employee’s death, (ii) all expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (iii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and (iv) the right to reimbursement or in- kind benefits shall not be subject to liquidation or exchange for another benefit. If any payment to Employee is delayed pursuant to clause (i) of the preceding sentence, such payment instead shall be made on the first business day following the earlier of the dates specified in sub-clauses (A) and (B) of such clause (i) as provided.
8.NON-SOLICITATION. Employee agrees that to protect the Company’s Confidential Information and Trade Secrets (defined in Section 10), it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Employee in the other Agreement Sections, including Section 10. During the Term and for a period of 12 months after termination of this Agreement for any reason, Employee agrees that he will not (without the prior written consent of the Company), either alone or on behalf of any person, corporation or other entity competing with the Company or any of its affiliates, directly or indirectly, (a) solicit or induce, or in any manner attempt to solicit or induce any person employed by, or an exclusive agent of, the Company or any of its affiliates to terminate his/her employment or agency, as the case may be, with the Company or any of its affiliates, or hire any such person, or (b) solicit, divert, or attempt to solicit or divert any person, corporation or other entity which is furnished services by the Company or any of its affiliates, nor will Employee attempt to induce any such customer to cease being, or any prospective customer not become, a customer of the Company or any of its affiliates.
9.NON-COMPETITION. Employee agrees that to further protect the Company’s Confidential Information and Trade Secrets (defined in Section 10), it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Employee in the other Sections of this Agreement, including Section 10. The Employee agrees that, during his employment with the Company and for a period of 12 months from the date of termination of this Agreement for any reason, he will not directly or indirectly engage in or have any financial interest in any business that is in competition with the business of the Company or which is a customer of the Company (“Prohibited Activities”). For purposes of this Section 9, the Employee recognizes and agrees that the Company conducts and will conduct business throughout the world and that the Employee will perform his duties for the Company around the world. The Company and Employee agree that the geographic and time frame limitation are reasonable under the particular circumstances of this Agreement and that Employee may still perform a trade and earn a living under these restrictions. Based on the particular duties to be performed by Employee under this Agreement, the Company and Employee agree that this restrictive covenant in Section 9 does not prohibit ordinary competition and is necessary to afford fair protection to the Company to protect its business and good will. The Employee shall be deemed to be engaged in and carrying on the Prohibited Activities if he engages in the Prohibited Activities in any capacity whatsoever, including, but not limited to, by or through a partnership of which he is a general or limited partner or an employee engaged in such activities, or by or through a corporation or association of which he owns five percent or more of the stock or of which he is an officer, director, employee, member, representative, joint venturer, independent contractor, consultant or agent who is engaged in such activities, but Employee shall not be deemed to be engaged in a Prohibited Activity if, following the termination of his employment with the Company, (a) he is employed, or engaged as an independent contractor or consultant, by another company that has a business unit that is a competitor or customer of the Company, provided that Employee does not directly or indirectly provide any services to or for the benefit of such business unit, or (b) he engages in the private practice of law as a sole practitioner or member of a law firm, irrespective of whether he, in such capacity, represents businesses that are engaged in Prohibited Activities, provided that Employee complies with his obligations under Section 10 of this Agreement and applicable rules of professional responsibility and canons of ethics regarding conflicts of interest, confidentiality, and attorney-client privileges in the jurisdiction where he practices law. The Employee agrees that during the 12-month period described above, he will notify the Company of the name and address of each company with whom he has accepted employment during such period. Such notification shall be in writing within five days after the Employee accepts any employment or new employment by certified mail, return receipt requested. Employee acknowledges that the Company may notify, and consents to the Company notifying, any future employer of Employee during such 12-month period of the terms of the provisions of Sections 8, 9, and 10 of this Agreement. For the avoidance of doubt, during such 12-month period following the termination of Employee’s employment with the Company, Employee may be employed by, or perform consulting services for, a managed care business, provided that during such period he is not directly or indirectly involved in any services that the Company may provide to such business or in any activities of such business that are competitive with any business of the Company, in each case, without regard to whether or not such managed care business is a customer of the Company.
10.CONFIDENTIALITY. For purposes of this Agreement, “Confidential Information and Trade Secrets” shall mean all information, ideas, know how, trade secrets, processes, computer code generated or developed, software or programs and related documentation, methods, practices, fabricated techniques, technical plans, customer lists, pricing techniques, marketing plans, financial information and all other compilations of information which relate to the business of, and are owned by, the Company, which were not known generally to others engaged in the Business of the Company and which the Company has taken affirmative actions to protect from public disclosure or which do not exist in the public domain, including specifically the terms and existence of this Agreement. Employee acknowledges that, during his term of employment with the Company, he shall have access to and become familiar with Confidential Information and Trade Secrets that are owned by the Company. Further, the Company agrees to provide Employee with some or all of the Company’s Confidential Information and Trade Secrets of which Employee has not previously had access and of which Employee has not had previous knowledge. In exchange for the Company’s promise to provide Employee with Confidential Information and Trade Secrets during the term of this Agreement, Employee agrees not to use, in any way, or disclose any of the Confidential Information and Trade Secrets, directly or indirectly, either during the term of his employment or at anytime thereafter, except as required in the course of his employment. All computer code, programs, files, records, documents, information, data and similar items and documentation relating to the business of the Company, whether prepared by Employee or otherwise, coming into Employees possession, shall remain the exclusive property of the Company unless owned by Employee. The obligations of this Section 10 are continuous and shall survive the termination of Employee’s employment with the Company.
11.NOTICES. Any notices, consents, waivers or other communications to be given under this Agreement by a party to another party shall be deemed to have been duly given if given in writing and (i) personally delivered, (ii) sent by nationally recognized overnight courier, or (iii) sent by facsimile or electronic mail (with confirmation through one of the methods specified in the foregoing clauses (i) or (ii)), to the addressees specified below:
If to Employee:        Mark Skolos
***
***
E-mail: ***

If to the Company:    Hi-Crush Proppants, LLC
Three Riverway, Suite 1550
Houston, Texas 77056
713.963.0099 (phone)
Attention: Robert E. Rasmus
E-mail: razz@redoakcap.com

With a copy to:        Edward Rhyne
Fulbright & Jaworski L.L.P.
1301 McKinney Street, Suite 5100
Houston, TX 77010
(713) 651-8334 (phone)
(713) 651-5246 (fax)
Email: erhyne@fulbright.com

or to such other address as either party may from time to time designate in writing to the other.
12.ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements, representations, inducements and understandings, whether oral or written, with respect to the same. Accordingly, this Agreement represents all inducements, promises, statements or representations of any kind made by Company or any of its employees, officers, representatives or agents to Employee regarding, but not limited to, his hiring, duration of employment, and discharge. No modification, alteration, amendment or recision of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by the parties hereto.
13.ELECTRONIC SIGNATURES. The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement and may be used in lieu of an original Agreement for all purposes. Signatures transmitted by facsimile or other electronic transmission shall be deemed to be original signatures for all purposes.
14.GOVERNING LAW. This Agreement and the rights and duties of the parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of Texas.
15.ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. The rights, duties and obligations under this Agreement are assignable by the Company to a successor of all or substantially all of the business or assets of the Company. The rights, duties and obligations of Employee under this Agreement shall not be assignable.
16.SEVERABILITY. The parties hereto further agree that if at any time it shall be determined that the restrictions contained in Sections 8, 9, or 10 are unreasonable as to time or area, or both, by any court of competent jurisdiction, the Company shall be entitled to enforce this Agreement for such period of time and within such area as may be determined to be reasonable by such court and the court shall have the authority to construe, reform and enforce the terms of this Agreement for the benefit of the Company to the maximum extent possible. It is the intent of the parties hereto that the provisions hereof be enforceable to the fullest extent permitted by applicable law. Additionally, if Employee violates any of the restrictions contained in Sections 8, 9, and 10, the restrictive periods shall be suspended and will not run in favor of Employee from the time of the commencement of any violation until the time when Employee cures the violation to the Company’s satisfaction. This Agreement may be enforced by the Company or any of its affiliates. The existence of any claim or cause of action Employee may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company’s enforcement of the restrictive covenants in Sections 8, 9, and 10.
17.SURVIVAL. No termination of Employee’s employment by any of the parties hereto shall reduce or terminate Employee’s covenants and agreements in Sections 8, 9, and 10 hereof.
18.CONFIDENTIAL BINDING ARBITRATION. Employee and the Company recognize that the services to be rendered under this Agreement by Employee are special, unique, and of extraordinary character, and that in the event of the breach by Employee of the terms and conditions of Sections 8, 9, and 10 hereof, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enjoin Employee from breaching this Agreement. Aside from the Company’s sole right to pursue injunctive relief, if any dispute arises out of this Agreement or Employee’s employment or separation from employment with Company for any reason, and the parties to this Agreement cannot resolve the dispute, the dispute shall be submitted to final and binding arbitration.

(a)    Generally. Except as set forth above, Employee and the Company hereby agree that any dispute, controversy or claim arising out of and/or relating to this Agreement, the employment relationship between Employee and Company or the termination thereof, or the arbitrability of any controversy or claim, will be finally settled by confidential and binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. § 1, et. seq. Employee and the Company knowingly and voluntarily hereby waive any rights that they may have to a jury trial for any such disputes, controversies or claims. Before initiating arbitration, Employee agrees to submit a written demand to the President or CEO of the Company providing a detailed explanation of Employee’s allegations against the Company. Employee agrees to provide the Company 60 days to resolve such allegations before filing a demand for arbitration in accordance with the terms of this Section 18. Thereafter, Employee and Company agree to mediate their dispute before taking any action in the arbitration beyond filing the initial demand and answering statement in arbitration. After the arbitration has been initiated, any party may assert any cross-claims in the arbitration. The arbitration shall be conducted in Houston, Texas and administered by the Houston office of the American Arbitration Association (“AAA”) according to the Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”) then in effect. The parties agree that the Federal Rules of Evidence shall apply to any arbitration brought under this Section 18. The arbitration shall be conducted before one neutral arbitrator admitted to practice law for at least 15 years in the jurisdiction in which the arbitration takes place (the “Arbitrator”) selected by agreement of Employee and the Company. If Employee and the Company are unable to agree upon the composition of the Arbitrator, in whole or part, then the AAA Rules then in effect will be used to select the unfilled positions of the Arbitrator. The Arbitrator shall have the power to determine its own jurisdiction and shall render a single written reasoned decision based on applicable legal principles. The Arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. Notwithstanding this Section 18, the Company may seek a restraining order, specific performance, injunctive and/or equitable relief from a court of competent jurisdiction, without initiating an arbitration. However, the Company, in its sole discretion, may submit such claims and seek such relief in the arbitration.
(b)    Binding Effect. The decision of the Arbitrator on the points in dispute will be final, conclusive, and binding, and judgment on the award may be entered in the highest court of the forum (whether the enforcement action is brought originally in the Texas state courts or the Texas federal courts) having jurisdiction over the issues addressed in the arbitration. The parties agree that this Section 18 has been adopted by the parties to rapidly and inexpensively resolve any disputes between them. The parties intend that a final award shall be rendered as soon as reasonably possible, and, absent a determination by the Arbitrator that fairness requires an extension, the parties intend for a final award to be rendered within 180 days of appointment of the Arbitrator. The parties agree that this Section 18 will be grounds for dismissal of any court action commenced by either party arising out of and/or relating to this Agreement, the employment relationship between Employee and the Company or the termination thereof, or the arbitrability of any controversy or claim, other than post-arbitration actions by either party seeking to enforce an arbitration award. If an arbitrator or court of competent jurisdiction determine that the scope of the arbitration and related provisions of this Agreement are too broad to be enforced as written, the parties intend that the court of arbitrator reform the provision in question to such narrower scope as it determines to be reasonable and enforceable.
(c)    Fees and Expenses. The arbitration administration fees and arbitration administration expenses (“Arbitration Expenses”) shall be borne by the Company. Each of Employee, on the one hand, and the Company, on the other hand, shall pay for and bear the costs of their own experts, evidence, and representation (“Legal Expenses”); provided, however, that the arbitrator may determine which party shall bear the Legal Expenses, but not the Arbitration Expenses. If Employee files any pleading outside the confines of confidential arbitration, the arbitration panel shall order the withdrawal of the pleading and order Employee to pay punitive damages, as well as the attorneys’ fees and costs that the Company incurs in seeking the withdrawal of the pleading.
(d)    Confidentiality. The parties will keep confidential, and will not disclose to any person, except to their attorneys, tax advisers or auditor, or as may be required by law, the existence of any dispute, claim or controversy under this Section 18, the referral of any such dispute, claim or controversy to arbitration or the status or resolution thereof. Notwithstanding this paragraph, in order to enforce the arbitration award, the parties may file the arbitration award with a court having jurisdiction thereof.
(e)    Waiver. Except as set forth above in this Section 18, Employee and the Company acknowledge that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws. Employee and the Company hereby waive all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

(f)    Acknowledgment. Employee acknowledges that before entering into this Agreement, Employee has had the opportunity to consult with any attorney or other advisor of Employee’s choice, consulted with the law firm of his choice, and that this provision constitutes advice from the Company to do so if Employee chooses. Employee further acknowledges that Employee has entered into this Agreement of Employee’s own free will, and that no promises or representations have been made to Employee by any person to induce Employee to enter into this Agreement other than the express terms set forth herein. Employee further acknowledges that Employee has read this Agreement and understands all of its terms.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

HI-CRUSH PROPPANTS LLC

By:    /s/ Robert E. Rasmus
Name:    Robert E. Rasmus
Title: Co-Chief Executive Officer

EMPLOYEE

/s/ Mark Skolos
Mark Skolos

Signature Page to Skolos Employment Agreement with Hi-Crush Proppants LLC

EXHIBIT A
FORM OF RELEASE AGREEMENT
RELEASE AGREEMENT
This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of _________, 2012, by and among ____________ (“Employee”) and Hi-Crush Proppants LLC (the “Company”).
(a) For good and valuable consideration, including the Company’s provision of a severance payment to Employee in accordance with Section 5(d) of the Employment Agreement, Employee hereby releases, discharges and forever acquits the Company and its affiliates and subsidiaries and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with the Company, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of the execution of this Agreement including without limitation any alleged violation through the date of this Agreement of:  (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any state anti-discrimination law; (xii) any state wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or stock option plan with the Company or to any ownership interest in the Company except as expressly provided in the Employment Agreement and any stock option or other equity compensation agreement between Employee and the Company and (xvii) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any such stock option or other equity compensation agreement (collectively, the “Released Claims”).  In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, (b) any claim to vested benefits under an employee benefit plan, or (c) any claims for contractual payments (including, without limitation, severance payments) under the Employment Agreement. In addition, this Agreement shall (without adversely affecting Employee’s claim for any contractual payments, including, without limitation, severance payments under the Employment Agreement) become null and void in the event the Company fails to timely pay to Employee contractual payments (including, without limitation, severance payments) required under the Employment Agreement, if such failure to pay continues for more than 10 days following Employee’s written notice to the Company of such failure to pay, provided that Employee shall not be required to provide more than two such written notices in any 12-month period. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  By signing this Agreement, Employee is bound by it.  Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement.  This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit. Notwithstanding the release of liability contained herein, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)    Employee agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims.  Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.
(c)    By executing and delivering this Agreement, Employee acknowledges that:
(i)    He has carefully read this Agreement;

(ii)	He has had at least twenty-one days to consider this Agreement before the execution and delivery hereof to the Company;

(iii)	He has been and hereby is advised in writing that he may, at his option, discuss this Agreement with an attorney of his choice and that he has had adequate opportunity to do so;

(iv)
He fully understands the final and binding effect of this Agreement; the only promises made to him to sign this Agreement are those stated in the Employment Agreement and herein; and he is signing this Agreement voluntarily and of his own free will, and that he understands and agrees to each of the terms of this Agreement; and

(v)
With the exception of any sums that he may be owed pursuant to Section 5 of the Employment Agreement, he has been paid all wages and other compensation to which he is entitled under the Agreement and received all leaves (paid and unpaid) to which he was entitled during the Employment Period (as defined in the Employment Agreement).

Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Employee and must be delivered to the Chairman of the Board of Directors of the Company before 11:59 p.m., [city, state] time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  No consideration shall be paid if this Agreement is revoked by Employee in the foregoing manner.
Executed on this ___________ day of _____________, _______.

_________________________________
[Employee Name]